UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 21, 2016

BROADWAY FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-27464	95-4547287
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5055 Wilshire Boulevard Suite 500, Los Angeles, California	90036
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:    (323) 634-1700

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                   Entry into a Material Definitive Agreement.

On December 21, 2016, Broadway Financial Corporation (the “Company”) entered into a Securities Purchase Agreement with the U.S. Treasury Department (the “Treasury Department”), First Republic Bank (“First Republic”) and the Broadway Federal Bank, f.s.b. Employee Stock Ownership Plan Trust (the “ESOP”) providing for the sale by the Treasury Department of an aggregate of 4,702,860 shares of the common stock of the Company, par value $.01 per share, having full voting rights (“Voting Common Stock”) owned by it to the Company, First Republic and the ESOP at a purchase price of $1.59 per share.  The stock purchases provided for in the Securities Purchase Agreement were completed on December 22, 2016.

The Company purchased 2,374,716 of shares of Voting Common Stock pursuant to the Securities Purchase Agreement, First Republic purchased 834,465 of such shares and the ESOP purchased 1,493,679 of such shares.  The purchase price set forth in the Securities Purchase Agreement was negotiated by the parties on the basis of the volume-weighted average trading price of the Common Stock on the Nasdaq Capital Market over the 20 trading days ending five days prior to the closing of the stock purchase transactions.

As a result of the sales of Voting Common Stock pursuant to the Securities Purchase Agreement and the additional transactions summarized below, the Treasury Department’s stock ownership in the Company was reduced from 47.40% of the Company’s Voting Common Stock to 29.35% of the Company’s pro forma total Voting Common Stock, and from 34.89% of the Company’s total shares (Voting Common Stock plus Non-Voting Common Stock) to 19.94% of the pro forma total shares.

Also on December 21, the Company entered into a Stock Purchase Agreement with First Republic pursuant to which the Company issued and sold 737,861 shares of its non-voting common stock, par value $.01 per share (“Non-Voting Common Stock”) to First Republic at a price of $1.59 per share, for an aggregate purchase price of $1,173,199.  This transaction was completed on December 22, 2016 concurrently with those provided for in the Securities Purchase Agreement.

Concurrently with the Company’s repurchase of shares from the Treasury Department pursuant to the Securities Purchase Agreement, three existing stockholders of the Company exercised rights to exchange shares of Voting Common Stock for Non-Voting Common Stock or to sell a portion of their shares of Voting Common Stock to the Company, in each case to the extent necessary to maintain the stockholder’s ownership at or below certain percentages of the Company’s voting securities.  These rights were negotiated by the respective stockholders in connection with the Company’s recapitalization transactions that were completed in August 2013 and October 2014.   A total of 347,015 shares of Voting Common Stock were exchanged for an equal number of newly issued shares of Non-Voting Stock and 139,119 shares of Voting Common Stock were purchased by the Company at a price of $1.59 per share in these transactions.

Item 3.02                   Unregistered Sales of Equity Securities.

On December 22, 2016, the Company issued 737,861 shares of its Non-Voting Common Stock to First Republic Bank at a purchase price of $1.59 per share, or $1,173,199 in the aggregate, pursuant to the Securities Purchase Agreement described in Item 1.01 above.  The Company paid a placement fee of approximately $47,000 to BlackTorch Capital in connection with the transaction. In accordance with its terms as set forth in the Company’s certificate of incorporation, the Non-Voting Common Stock is subject to restrictions on transfer and will convert automatically into an equal number of shares of Voting Common Stock in the event of permitted transfers.

The Non-Voting Common Stock is only transferrable by the initial holder thereof or an affiliate of the initial holder (i) to an affiliate of the initial holder, (ii) to the Company, (iii) in a widespread public distribution, (iv) in a transfer in which no transferee (or group of associated transferees) would receive 2% or more of any class of voting securities of the Company, or (v) to a transferee that would control more than 50% of the voting securities of the Company without any transfer from the initial holder or any affiliate of the initial holder.  Pursuant to the Company’s certificate of incorporation, the Non-Voting Common Stock may be made subject to additional restrictions on transfer imposed by the Company if necessary to preserve the non-voting classification of the Non-Voting Common Stock for bank regulatory purposes.

This sale transaction was privately negotiated with the purchaser and was effected without registration under the Securities Act of 1933, as amended, in reliance on the exemption from the registration requirements of that Act provided by Section 4(a)(2) thereof.

Item 8.01      Other Events.

The Company issued a press release on December 23, 2016 reporting the completion of the transactions described in Item. 1.01 above, which is attached as Exhibit 99.1 to this report.

Item 9.01      Financial Statements and Exhibits.

(d)           Exhibits

99.1                        Press release dated December 23, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROADWAY FINANCIAL CORPORATION
(Registrant)

Date: December 23, 2016	By	/s/ Brenda J. Battey
Brenda J. Battey
Chief Financial Officer